Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

On December 19, 2013, Universal Truckload Services, Inc. (“Universal”) completed the acquisition of Westport USA Holding, LLC (“Westport”) pursuant to the terms of the Unit Purchase Agreement dated November 27, 2013 (the “Purchase Agreement”) among Universal, Hiberis International Corp., SM International Holdings and SM Brasil Participações, S.A. A copy of the Purchase Agreement was filed as Exhibit 2.1 to Universal’s Current Report on Form 8-K filed on December 2, 2013. Pursuant to the terms of the Purchase Agreement, Universal acquired Westport for $123.0 million in cash, subject to a working capital adjustment after closing. Universal financed the acquisition with its Revolving Credit and Term Loan Agreement, borrowing approximately $120.5 million. The following unaudited pro forma condensed consolidated income statement illustrates the effects of Universal’s acquisition of Westport, on a debt-free, cash-free basis, using the purchase method of accounting and the effects of borrowings under the credit agreement.

Universal and Westport both follow a 52-week annual accounting period. The unaudited pro forma condensed combined income statement for the year ended December 31, 2013 combines the historical statements of income for both Universal and Westport, and gives effect to the acquisition as if it occurred on January 1, 2013.

The unaudited pro forma condensed combined income statement presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined income statement is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the date indicated or what results would be for any future periods.

The unaudited pro forma condensed combined income statement does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from improved material sourcing and elimination of redundant costs, including headcount and facilities.

The unaudited pro forma condensed combined income statement is derived from and should be read in conjunction with the historical statement of income and related notes of Westport included in Exhibit 99.1 to Universal’s Current Report on Form 8-K/A filed on February 7, 2014, with updates to the income statement balances to reflect the period ended December 31, 2013, and of Universal in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Based on Universal’s review of Westport’s summary of significant accounting policies disclosed in Westport’s financial statements, the nature and amount of any adjustments to the historical financial statements of Westport to conform their accounting policies to those of Universal are not expected to be significant. Further review of Westport’s accounting policies and financial statements may result in required revisions to Westport’s policies and classifications to conform to Universal.

See the accompanying notes to the unaudited pro forma condensed combined income statement. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands, except per share data)

	Universal	Westport	Pro Forma Adjustments		Consolidated
Operating revenues:
Transportation services	$706,998	$—	$—		$706,998
Value-added services	195,086	87,967	—		283,053
Intermodal services	131,408	—	—		131,408

Total operating revenues	1,033,492	87,967	—		1,121,459
Operating expenses:
Purchased transportation and equipment rent	560,024	—	—		560,024
Direct personnel and related benefits	178,441	27,980	—		206,421
Commission expense	39,248	—	—		39,248
Operating expenses (exclusive of items shown separately)	79,263	30,012	(1,026	)(a)	108,249
Occupancy expense	20,049	5,788	—		25,837
Selling, general, and administrative	33,046	5,021	—		38,067
Insurance and claims	19,242	—	—		19,242
Depreciation and amortization	19,686	2,864	7,849	(b)	30,399

Total operating expenses	948,999	71,665	6,823		1,027,487

Income from operations	84,493	16,302	(6,823)		93,972
Interest income	130	460	—		590
Interest expense	(4,166)	(8,663)	8,129	(c)	(7,917)
			(3,217	)(d)
Other non-operating income	459	—	—		459

Income before provision for income taxes	80,916	8,099	(1,912)		87,103
Provision for income taxes	30,344	2,704	(736	)(e)	32,312

Net income	$50,572	$5,395	$(1,176)		$54,791

Earnings per common share:
Basic	$1.68				$1.82
Diluted	$1.68				$1.82
Weighted average number of common shares outstanding:
Basic	30,064				30,064
Diluted	30,160				30,160

See the accompanying notes to the unaudited pro forma condensed combined income statement which are an integral part of these statements. The pro forma adjustments are explained in Note 2 - Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Note 1 – Basis of Presentation

The accompanying unaudited pro forma condensed combined income statement was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined income statement for the year ended December 31, 2013 combines the historical statements of income for both Universal and Westport, and gives effect to the acquisition and related borrowings under the credit agreement as if they occurred on January 1, 2013.

The unaudited pro forma condensed combined income statement is based on the assumptions and adjustments described in the accompanying notes. Certain revenues and expenses in the unaudited pro forma condensed combined statements of income have been reclassified to conform to the presentation of Universal. Such reclassifications had no impact on total operating revenues, income from continuing operations, or net income.

Note 2 – Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited condensed combined income statement that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results:

(a)	To eliminate transaction and other related costs in connection with the acquisition of Westport.

(b)	To record an increase in amortization expense as a result of the purchase price allocation of the Westport acquisition which resulted in the amortization of acquired intangible assets related to Westport’s customers, as follows (in thousands):

Year Ended December 31, 2013
Amortization of acquired intangible assets	$7,980
Less historical amortization of Westport’s customer intangibles	(131)

Pro forma adjustment	$7,849

Amortization expense on acquired intangible assets has been calculated (i) ratably over the period of expected cash flows of current customer contracts and (ii) using the straight-line method over the estimated useful life of customer relationships, as follows (dollars in thousands):

	Fair Value	Estimated Weighted Average Life (years)	Estimated Amortization Year Ended December 31, 2013
Customer contracts	$20,600	3.44	$6,154
Customer relationships	34,700	19.00	1,826

	$55,300		$7,980

Based on management’s estimate, amortization expense on the acquired customer contracts is expected to approximate $6.5 million, $6.2 million, $4.5 million and $3.4 million for the years ending December 31, 2014, 2015, 2016 and 2017, respectively.

(c)	To eliminate Westport’s historical interest expense on debt that was extinguished prior to closing and not assumed by Universal.

(d)	To adjust interest expense, on a pro forma basis beginning January 1, 2013, for the $120.5 million borrowed pursuant to the credit agreement in connection with the acquisition of Westport. For purposes of this calculation, only the required interest payments are assumed to have been made and the effective interest rate, which varies based on LIBOR, was 2.67% for the pro forma periods.

(e)	To record the income tax expense related to the pro forma adjustments at a blended federal, state and local statutory rate of 38.5%.